EXHIBIT 10.10

EXECUTIVE PENSION PLAN
OF THE FEDERAL NATIONAL MORTGAGE ASSOCIATION
AS AMENDED AND RESTATED
EFFECTIVE AS OF SEPTEMBER 16, 1986

1.	Purpose

In order to secure and retain the services of key employees of outstanding ability and motivate such employees to exert their best efforts, the Board has adopted a policy designed to assure such employees a reasonable level of retirement income. The purpose of the Executive Pension Plan of Federal National Mortgage Association is to enable the Board to carry out such policy with respect to a designated group of senior officers.

2.	Definitions

When used herein, the following terms shall have the following meanings:

“Board” means the Board of Directors of Federal National Mortgage Association.

“Code” means the Internal Revenue Code of 1954, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

“Committee” means the Compensation Committee of the Board.

“Corporation” means Federal National Mortgage Association.

“High-Three Total Compensation” means a Participant’s average annual Total Compensation from the Corporation, as determined by the Committee, for the 36 consecutive months of the last 120 months of the Participant’s employment by the Corporation when such Participant’s Total Compensation is the highest, or during his total period of employment by the Corporation if less than 36 months.

“Participant” means any officer of the Corporation, who is employed by the Corporation on a full-time basis, who is compensated for such employment by a regular salary, who, in the opinion of the Committee, based upon such criteria as it shall from time to time establish, is in a position to contribute materially to its continued growth and development and to its future financial success and who is selected to participate in the Plan in the manner described in Section 4.

“Pension Goal” means the annual pension goal established by the Committee for each

Participant in accordance with Section 5.

“Plan” means the Executive Pension Plan of Federal National Mortgage Association.

“Qualified Plan” means the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, as amended from time to time.

“Surviving Spouse” means the person to whom the Participant is legally married (i) at the time of his death, if the Participant dies before his payments under the Plan commence, and (ii) if the Participant dies after his payments under the Plan commence, both at the time of his death and at the time benefits under the Plan so commenced.

“Total Compensation” means annual base salary, including amounts deferred by the Participant under the Federal National Mortgage Association Optional Deferred Compensation Plan, and its successor plans, and amounts which, pursuant to the election of the Participant, the Corporation has contributed to any cash or deferred arrangement qualified under Section 401(k) of the Code, plus the Participant’s other taxable compensation paid by the Corporation with respect to the calendar year for which the determination is made; provided, however, that such other taxable compensation (i) shall be allocated equally over the years in which it is earned and (ii) shall be limited in each such year to 50 percent of the Participant’s annual base salary for such year.

3.	Administration

             The Plan shall be administered by the Committee. In no event shall a member of the Committee be eligible for an Award under the Plan.

             A majority of the Committee shall constitute a quorum, and the acts of a majority of the members physically present at a meeting or participating in a telephonic meeting, or acts unanimously approved in writing by the Committee without a meeting, shall be the acts of the Committee.

             The Committee shall have the authority to:

(i)	Select the Participants;

(ii)
Determine the Pension Goal for each Participant; provided, however, that the Pension Goals determined for the Chief Executive Officer, the President, and the Executive Vice Presidents shall be approved by the Board;

(iii)	Establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan.

             All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all parties.

4.	Participation

             Participants in the Plan shall be limited to those employees of the Corporation who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. No employee shall at any time have the right to be selected as a Participant. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation

5.	Pension Goal

             At the time an employee is designated a Participant, the Committee shall determine his Pension Goal based upon his position with and achievements for the Corporation and other factors, such as age and the presence of prior pension plan benefits. A Participant’s Pension Goal shall be a percentage (not less than 30 percent nor more than 60 percent) of his High-Three Total Compensation. In exceptional circumstances the Committee may, in its sole discretion, increase a Participant’s initial Pension Goal to a higher percentage, up to a maximum of 60 percent, subject to the satisfaction of such additional vesting requirements as the Committee shall establish. Without regard to whether such 60 percent limitation shall have become operative, the Committee may, in its sole discretion, after the date the Participant becomes fully vested in his Pension Goal, on a year-by-year basis, add up to 2 percentage points to the Pension Goal then established for him for each year of additional service.

6.	Normal Retirement Benefit

             The amount of a Participant’s annual normal retirement benefit shall be payable within 30 days after the date he attains age 60 or, if later, within 30 days after the date his employment with the Corporation terminates, and shall be equal to the amount of his Pension Goal in which he is vested less (i) the annual amount of any benefit which he is then entitled to receive under the Qualified Plan (including for this purpose the annual amount of any payment which he is then entitled to receive from the Corporation pursuant to Section 4.1(g) of the Federal National Mortgage Association Optional Deferred Compensation Plan or any successor provision to said section of said plan), (ii) the annual amount of any benefits not attributable to his own contributions which he is then entitled to receive under the Civil Service Retirement Act, solely to the extent such benefits are attributable to periods of employment with the Corporation, and (iii) if the Committee in its sole discretion so determines, the annual amount of any benefits not attributable to his own contributions which he is then entitled to receive under any plan which is designated by the Committee, qualified under Section 401(a) of the Code and maintained by the Participant’s prior employer, if years of service with such employer are counted for purposes of vesting under the Plan.

             All benefit offsets described in (i), (ii), and (iii) of this Section 6 shall be determined by the Committee in its sole discretion and taking into account all applicable actuarial adjustments (i) in the case of a Participant who is married on the date of determination, as if he had elected to receive such benefits as a joint and 100 percent survivor annuity and (ii) in the case of a Participant who is not married on the date of determination, as if he had elected to receive such benefits as a single life annuity. Such benefit offsets shall be based, if necessary, upon actuarial assumptions similar to those used in the Qualified Plan. If, notwithstanding any election which the Participant could make, any such benefit offset could not be payable (i) at the time benefits under the Plan commence, or (ii) in the form of a joint and 100% survivor annuity, then such offset shall (i) be taken into account on the earliest date it could be payable, or (ii) be determined as if the Participant had elected that form of benefit which provides the largest possible survivor benefit for which his Surviving Spouse would have qualified, or both, as appropriate. Cost of living adjustments made to benefits payable under the Civil Service Retirement Act shall be taken into account in the calendar year following the calendar year in which such adjustments are made.

7.	Early Retirement Benefits

             Subject to Section 9, any Participant may elect to commence to receive an early retirement benefit in the event his employment with the Corporation terminates prior to the date he attains age 60. Such election must be made on or prior to the date he becomes a Participant in the Plan pursuant to Section 4 and shall be irrevocable after such date. The amount of a Participant’s annual early retirement benefit shall be computed in the same manner as his annual normal retirement benefit, but shall be adjusted by reducing the Pension Goal in which he is vested by 1/12 of 2 percentage points for each full month by which the commencement of payments precedes the Participant’s attainment of age 60. The payment of such Participant’s early retirement benefit, if any, under the Plan shall commence within 30 days after his employment with the Corporation terminates or, if later, within 30 days after the date he attains age 55.

8.	Deferred Retirement Benefit

             There shall be no actuarial increase or, except as provided in Section 5, other adjustment of the Pension Goal of a Participant who remains in the employ of the Corporation after attaining age 60. The payment of such Participant’s normal retirement benefit, if any, under the Plan shall commence within 30 days after the date his employment with the Corporation terminates.

9.	Commencement of Benefit Payments

             In no event will any benefit under the Plan be payable to a Participant prior to the later of (i) the date of his termination of employment with the Corporation or (ii) the date he attains age 55.

10.	Vesting

             Except as otherwise provided in this Section 10. a Participant shall vest in his initial Pension Goal in accordance with the following schedule:

Years of Service
with the Corporation	Percent Vested
as a Participant	in Pension Goal

5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

             In computing a Participant’s years of service for purposes of the Plan, the Committee shall follow rules similar to those in effect under the Qualified Plan.

             In exceptional circumstances, the Committee may, in its sole discretion, at any time, recognize up to five years of service with the Participant’s immediate prior employer. Such recognition shall be conditional upon the Participant’s completion of five years of service with the Corporation as a Participant. In exceptional circumstances, if an employee of the Corporation attains age 50 by January 1, 1984, the Committee may, in its sole discretion, recognize years of service completed with the Corporation prior to the effective date of the Plan. In addition, the Committee may, in its sole discretion, at any time, recognize one or more years of service with the Corporation after the effective date of the Plan but prior to the date the employee becomes a Participant. However, in no case shall a Participant completely or partially vest in his Pension Goal prior to the date he completes two years of service with the Corporation as a Participant.

11.	Form of Benefit Payments

             Payments under this Plan shall be made monthly to a Participant for as long as he shall live in an amount equal to one-twelfth of the annual normal or early retirement benefit, as applicable, in which the Participant is vested. In addition, if a Participant dies after his payments under the Plan commence, his Surviving Spouse (regardless of her age at the time of the Participant’s death) shall be entitled to monthly payments, commencing on the first day of the month coincident with or next following the date of the Participant’s death and continuing for the duration of her life, of 100% of the monthly amount which was being paid to the Participant at the time of his death.

12.	Preretirement Surviving Spouse’s Benefit

             If a Participant (whether or not he has terminated employment with the Corporation or attained age 55) dies before his payments under the Plan commence, his Surviving Spouse shall be entitled to monthly payments for life (a “Surviving Spouse’s Benefit”) equal to 1/12 of the Pension goal in which the Participant was vested on his date of death, if any, as adjusted and paid in accordance with the following rules:

(i)
the Pension Goal in which the Participant is vested shall be reduced by 1/12 of 2 percentage points for each full month by which the date of the Participant’s death precedes the date on which he would have attained age 60, and he survived, subject to a maximum reduction of 10 percentage points;

(ii)	the Surviving Spouse’s Benefit shall take full account of all benefit offsets described in clauses (i), (ii), and (iii) of the first paragraph of Section 6 above, as determined by the Committee in its sole discretion, but in determining the amount of such offsets:

(A)
if the Participant’s benefits had already commenced under one or more of the benefit offset plans referred to in Section 6 above, the offset under such plan or plans shall be determined by reference to the largest possible survivor benefit which the Participant could have elected to have his Surviving Spouse continue to receive after his death; and

(B)
if the Participant’s benefits had not already commenced under one or more of such benefit offset plans, then the benefit offset under each such plan or plans shall be determined by reference to the benefit which would have been payable had the Participant elected the largest possible survivor benefit which he could have elected to have his Surviving Spouse receive (or, if no such election is provided, the survivor benefit, if any, which is automatically provided under such plan or plans), without having his own benefits commence, and had such elective or automatic survivor benefit commenced on the earliest possible date under each respective offset plan;

(iii)
if a Participant’s Surviving Spouse has not attained age 55 on the date of the Participant’s death, payment of the Surviving Spouse’s Benefit shall be deferred and shall commence within 30 days after the date she attains age 55, without actuarial increase; and

(iv)	if a Particpant’s Surviving Spouse has attained age 55 by the date of the Participant’s death, the Surviving Spouse’s Benefit shall commence within 30 days after the date of the Participant’s death.

13.	Optional Forms of Benefit Payments

             In lieu of the form of payment described in Section 11 or 12 above, the Committee may designate in writing another form of benefit for a Participant (or, in the event of his death, his Surviving Spouse), provided (i) such written designation is irrevocable and is made on or prior to the date he becomes a Participant in the Plan pursuant to Section 4 and (ii) such form is actuarially equivalent (determined on the basis of conversion assumptions adopted by the Committee) to the prescribed form of payment. Notwithstanding the foregoing, if a Participant dies before his payments under the Plan commence and he is not survived by a Surviving Spouse, no benefit shall be payable under the Plan.

14.	General Creditor Status

             To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation and such person shall have only the unsecured promise of the Corporation that such payments shall be made. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. Participants and their Surviving Spouses shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the corporation and shall be subject to the claims of the Corporation’s unsecured general creditors.

15.	Change in Control or other Discontinuance

             The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization or from any reincorporation or change of name of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization, reincorporation, change of name or transfer of assets.

16.	Non-Alienation of Benefits

             To the extent permitted by law, Participants and their Surviving Spouses shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under the Plan, and any payments under the Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or their Surviving Spouses nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.

17.	Taxes

             The Corporation shall deduct from all amounts paid under the Plan all federal, state, local, and other taxes required by law to be withheld with respect to such payments.

18.	Payments to Persons other than Participants

             If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Corporation, be paid to his spouse, child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person other- wise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Corporation therefor.

19.	No Liability of Committee Members

             No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against the Committee or any member of the Committee.

20.	Amendment or Termination

             The Board may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time, and delegates to the Committee the authority to adopt amendments which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment does not significantly affect the cost to the Corporation of maintaining the Plan. However, no amendment, suspension or termination of the Plan shall deprive any Participant of any vested rights without his written consent.

21.	Unfunded Plan; Governing Law

             The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of the District of Columbia.

22.	Other Plans

             Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Corporation.

23.	Gender

             Whenever used in the Plan, the masculine gender includes the feminine.

24.	Captions

             The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan.

25.	Effective Date

             The Plan as amended and restated shall become effective as of September 16, 1986.